Exhibit 4.3

SECOND SUPPLEMENTAL INDENTURE

SECOND SUPPLEMENTAL INDENTURE, dated as of December 12, 2013 (this “Supplemental Indenture”), among Multi Packaging Solutions, Inc., as successor to Mustang Merger Corp., as the issuer (the “Issuer”), certain affiliates of the Issuer, as guarantors (collectively, the “Guarantors”) and Wells Fargo Bank, National Association, as trustee (the “Trustee”), in each case under the Indenture referred to below.

W I T N E S S E T H:

WHEREAS, the Issuer and the Trustee are party to that certain Indenture, dated as of August 15, 2013 (as such Indenture has been supplemented by the Closing Supplemental Indenture referred to below, the “Indenture”), providing for the issuance of the Issuer’s 8.500% Senior Notes due 2021 (the “Notes”), as such Indenture has been supplemented by the Supplemental Indenture (the “Closing Supplemental Indenture”), dated as of the Issue Date, by and among the Issuer, certain Subsidiaries of the Issuer party thereto, as Guarantors, and the Trustee;

WHEREAS, pursuant to Section 9.02 of the Indenture, the Issuer, the Guarantors and the Trustee may, with the consent of the Holders of at least a majority in principal amount of the Notes outstanding as of the date hereof (as determined pursuant to Sections 2.08 and 2.09 of the Indenture) voting as a single class, amend or supplement the Indenture;

WHEREAS, the Issuer and the Guarantors propose to amend the Indenture as contemplated by this Supplemental Indenture (the “Amendments”) pursuant to Section 9.02 of the Indenture;

WHEREAS, each party hereto has duly authorized the execution and delivery of this Supplemental Indenture and has done all things necessary to make this Supplemental Indenture a valid agreement in accordance with its terms;

WHEREAS, pursuant to Section 9.02 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture; and

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, in order to effect the Amendments, the Issuer and the Trustee mutually covenant and agree as follows:

ARTICLE 1

Defined Terms

Section 1.01. Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

Section 1.02. Defined Terms. As used in this Supplemental Indenture:

1. “Consent Payment” shall mean the payment which will be payable by or on behalf of the Issuer on or promptly after the date of the consummation of the Combination in consideration for and in respect of the Amendments becoming operative.”

2. “Combination” shall mean the business combination of the Issuer and Chesapeake Services Limited, a company incorporated in England and Wales, pursuant to the Combination Agreement, dated November 19, 2013, by and among Mustang Parent Corp. a Delaware corporation and Chesapeake Holdings Limited, a company incorporated in England and Wales.

ARTICLE 2

Amendments to Indenture

Section 2.01. Amendments to Indenture. The terms and provisions of the Indenture are proposed to be amended as set forth on Exhibit A attached hereto such that all of the newly inserted and underscored provisions and any formatting changes reflected therein shall be deemed inserted or made, as applicable, and all of the stricken provisions shall be deemed to be deleted therefrom, which Indenture shall immediately and automatically become operative in accordance with Section 2.02 below.

Section 2.02. Effectiveness of Amendments. The proposed amendments set forth in Section 2.01 above shall become operative upon the payment of the Consent Payment to D.F. King & Co., Inc.

ARTICLE 3

Miscellaneous

Section 3.01. Governing Law. THIS SUPPLEMENTAL INDENTURE WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

Section 3.02. Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. This Supplemental Indenture may be executed in multiple counterparts which, when taken together, shall constitute one instrument. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmissions shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

Section 3.03. Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

Section 3.04. The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Issuer and the Guarantors.

Section 3.05. Successors. All agreements of the Issuer and each Guarantor in this Supplemental Indenture shall bind its successors, except as otherwise provided in this Supplemental Indenture. All agreements of the Trustee in this Supplemental Indenture shall bind its successors.

Section 3.06. Parties. Nothing expressed or mentioned herein is intended or shall be construed to give any Person, other than the Holders and the Trustee, any legal or equitable right, remedy or claim under or in respect of this Supplemental Indenture or the Indenture or any provision herein or therein contained.

Section 3.07. Severability Clause. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 3.08. Ratification of Indenture; Supplemental Indenture; Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

[Signature pages follow]

IN WITNESS WHEREOF, the parties have caused this Supplemental Indenture to be duly executed as of the date first written above.

ISSUER

MULTI PACKAGING SOLUTIONS, INC.

By:	/s/ Marc P. Shore
Name:	Marc P. Shore
Title:	Chairman and Chief Executive Officer

(Signature Page to Supplemental Indenture)

GUARANTORS

JOHN HENRY HOLDINGS, INC.

CARTONDRUCK, USA, INC.

CD CARTONDRUCK, LLC

INNOVATIVE FOLDING CARTON COMPANY, LLC

DIGITAL IMAGING GROUP, INC.

JOHN HENRY PACKAGING MIDWEST, INC.

THE JOHN HENRY COMPANY

JH CORPORATE, INC.

PHARMALABEL, LLC

JOHN HENRY PACKAGING SOUTHWEST, INC.

MPS OF KENTUCKY, LLC

STEKETEE-VAN HUIS, INC.

THE PRINTERY, INC.

NATIONAL GRAPHICS, INC.

GREAT WESTERN INDUSTRIES, INC.

MPS/IH, LLC

By:	/s/ Marc P. Shore
Name:	Marc P. Shore
Title:	Chief Executive Officer

(Signature Page to Supplemental Indenture)

TRUSTEE

Wells Fargo Bank, National Association

By:	/s/ Gregory S. Clarke
Name:	Gregory S. Clarke
Title:	Vice President

(Signature Page to Supplemental Indenture)

EXHIBIT A

AMENDMENTS TO INDENTURE

See attached.

(Signature Page to Supplemental Indenture)